Exhibit 99.1

NEWS RELEASE for April 28, 2008 at 4:30 p.m. EDT

CLARIENT CONTINUES TO AUGMENT ORGANIZATION TO SUPPORT PROFITABLE GROWTH

COO Appointed President; CEO Named Vice Chairman of the Board of Directors

Aliso Viejo, CA, April 28, 2008 – Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced that Michael J. Pellini, M.D. has resigned from his position of Vice President of the Life Sciences Group at Safeguard Scientifics, Inc. to become a full-time employee of Clarient. In addition to his current title of Chief Operating Officer, Pellini has been named President. Pellini reports directly to Chief Executive Officer Ron A. Andrews, Jr., who will assume the title of Vice Chairman of Clarient’s Board of Directors in addition to his current position as CEO.

“Clarient is entering its next phase of growth and developing a stable, efficient platform upon which to continue our commercial velocity,” said Andrews. “We strive every day to enhance shareholder value and expand our business. Mike will focus on Clarient’s day-to-day operations while I’ll focus my time on our long-term strategic initiatives. Since last fall when we appointed Mike as COO, our operational efficiency has improved significantly. In a very short period of time, Mike has become an integral part of our outstanding executive team and the overall Clarient culture. I am pleased to have Mike on board as President and COO, and look forward to working with him to take our company through its next stages of growth and milestones.”

Pellini has been serving as Clarient’s COO since October 2007 and, until now, was also Vice President of the Life Sciences Group at Safeguard Scientifics. Pellini has been serving on the Clarient Board of Directors since June 27, 2007 and will maintain his position on the board in his new role.

Prior to joining Safeguard, Pellini was Chief Operating Officer at Lakewood Pathology Associates, Inc., a Lakewood, NJ-based national anatomical pathology company. From 1999 to 2004, Pellini served as President and CEO of Genomics Collaborative Inc., a Boston, MA-based biotech firm that was acquired by SeraCare Life Sciences, Inc. in 2004. He is also a former Entrepreneur in Residence at BioAdvance, the Biotechnology Greenhouse of Southeastern Pennsylvania, where he was responsible for reviewing and evaluating seed stage investment proposals.

Pellini earned a bachelor’s degree from Boston College, an MBA from Drexel University and his MD from Jefferson Medical College of Thomas Jefferson University.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide the services, resources and critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and drug development services available both onsite and over the web. Clarient is a Safeguard Scientifics, Inc. partner company. For more information, visit www.clarientinc.com.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS), Technology-Enabled Services and Internet-based Businesses, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward Looking Statements

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services  business,  the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under its credit facilities, the effects of a going concern audit opinion on the Company’s operations,  the Company’s ability to successfully complete a joint development agreement with Zeiss for the development of novel diagnostic tests, whether the conditions to payment of all or any portion of the contingent consideration from the Company’s sale of its instrument systems business to Zeiss are satisfied, the Company’s ability to remediate the material weaknesses in the Company’s internal control over financial reporting, the Company’s ability to successfully transition its customer billings from a third party billing vendor to an in-house billing system, the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at al , unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company’s ability to fund development of new diagnostic tests and novel markers and  the amount of resources the Company determines to apply to novel marker development and commercialization, the Company’s ability to obtain additional financing if required on favorable terms or at all,  failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:

Matt Clawson

Allen & Caron, Inc.

(949) 474-4300

matt@allencaron.com